SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2013

American Sands Energy Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53167	87-0405708
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

4760 South Highland Drive, Suite 341, Salt Lake City, Utah	84117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 699-3966

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On August 20, 2013, the Company entered into a Convertible Promissory Note (the “Note”) with Bleeding Rock, LLC, an entity managed by William C. Gibbs, our Chief Executive Officer (the “Note Holder”) for a total of $53,000. The Note bears interest at 6%, is due by August 31, 2014, and will convert into the Company’s common stock upon the completion of a financing of $2,000,000 or more (the “Financing”). The conversion rate will be at the same rate as that of the Financing. Any amount which is not paid when due will bear interest at a rate of 12% per annum commencing 15 days after the due date until paid. The Note is included as an exhibit to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K regarding the Note is incorporated by reference in this Item 3.02. The Note was issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. At the time of the Issuance of the Note, the Company had a reasonable belief that the Note Holder was an accredited investor as defined in Regulation D and obtained such securities without a view to distribution of the same. No selling commissions or underwriting fees were paid in connection with any of these transactions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Bleeding Rock Promissory Note dated August 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Sands Energy Corp.

Date: August 22, 2013	By:	/s/ William C. Gibbs
William C. Gibbs, Chief Executive Officer

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